EXECUTION VERSION

AMENDMENT TO CREDIT AGREEMENT
AMENDMENT (this “Amendment”) dated as of July 25, 2013, to the Credit Agreement dated as of May 6, 2011 (as amended by the Waiver, Consent and Amendment dated as of November 14, 2012 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement” and the Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), among iPayment, Inc., a Delaware corporation (the “Borrower”), iPayment Holdings, Inc., a Delaware corporation (“Holdings”), the subsidiaries of the Borrower party thereto, as guarantors (the “Guarantors”); the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.
WHEREAS, the Borrower has requested that the Credit Agreement be amended as set forth in the pages of the Credit Agreement attached as Exhibit A hereto, and each Lender party hereto consents to this Amendment.
WHEREAS, this Amendment includes amendments of the Credit Agreement that are subject to the approval of the Required Lenders, and that, in each case, will become effective on the Amendment Effective Date on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Amended Credit Agreement are used herein as therein defined.
SECTION 2.     Amendment. Each of the parties hereto agrees that, effective on the Amendment Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
SECTION 3.     Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which each of the following conditions has been satisfied or waived:
(i)    the Administrative Agent has received this Amendment, executed and delivered by the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Loan Parties and the Required Lenders;
(ii)    the Administrative Agent and Lenders and their respective counsel have received a favorable written opinion of (x) Debevoise & Plimpton LLP, special New York counsel to the Loan Parties and (y) Philip J. Ragona, Senior Vice President and General Counsel to the Loan Parties, each dated as of the Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinion);
(iii)    the Administrative Agent has received (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of organization of each Loan Party certifying (1) as to a true and correct copy of the Organization Document of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to such Loan Party’s Organization Document on file in such Secretary’s office;
(iv)    the Administrative Agent has received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of Holdings, the Borrower and the other Loan Parties is validly existing, in good standing and qualified to engage in business in its state of organization or formation;
(v)    the Administrative Agent has received a certificate signed by a Responsible Officer of the Borrower certifying that the representations and warranties of the Loan Parties contained in Section 4 hereof are true and correct in all material respects on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date or earlier period, as the case may be, in which case they shall be true and correct in all material respects as of such earlier date or such earlier period, as the case may be;
(vi)    the Administrative Agent (or its applicable Affiliate) shall have received: (i) a consent fee for the account of each Lender that consents to this Amendment by executing and delivering this Amendment to the Administrative Agent appropriately completed on or prior to 12:00 noon, Eastern time, on July 23, 2013, in an amount equal to 0.50% of the sum of such Lender’s Revolving Commitment, and, without duplication, any outstanding Loans and L/C Obligations under the Credit Agreement and (ii) all fees and reasonable out-of-pocket expenses required to be paid to the Administrative Agent (or any of its Affiliates) in connection with this Amendment in accordance with Section 11.04 of the Credit Agreement or as otherwise agreed with the Administrative Agent; and
(vii)    the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (or any of its Affiliates) to the extent invoiced on or prior to the date hereof.
SECTION 4.    Representations and Warranties. Each of the Loan Parties hereby represents and warrants that, after giving effect to the provisions of this Amendment, the following statements are true and correct:
(a)        The execution, delivery and performance of this Amendment have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party. This Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.
(b)        Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date or earlier period, as the case may be, in which case they shall be true and correct in all material respects as of such earlier date or such earlier period, as the case may be.
(c)    No Default or Event of Default has occurred and is continuing.
SECTION 5.    Effect of Amendment.
(a)        Except as expressly set forth herein, this Amendment shall not (i) by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the existing Credit Agreement or any other Loan Document and (ii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the existing Credit Agreement or any other provision of the existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b)        From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 6.    Waiver. Effective on the Amendment Effective Date, each of the parties hereto waives any Default or Event of Default under the Loan Documents occurring at any time prior to the Amendment Effective Date resulting primarily from the failure of E-Commerce Exchange, Inc., iAdvantage, LLC, IPMT Transport, LLC, iPayment Sales, LLC, 1ST National Processing, Inc. or iPayment of California, LLC to maintain in full force and effect its good standing under the Laws of its jurisdiction of organization.
SECTION 7.    Reaffirmation. Notwithstanding the effectiveness of this Amendment and the transactions contemplated hereby, (i) each of Holdings, the Borrower and each of the Subsidiaries of the Borrower party hereto (collectively, the “Specified Parties”) acknowledges and agrees that, (A) each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Credit Agreement, as amended hereby) including, for the avoidance of doubt, any Loan Document executed by any Specified Party when such Specified Party was not in good standing in its state of organization or formation and (B) the Collateral Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Secured Obligations on the terms and conditions set forth in the Collateral Documents, and each Specified Party hereby ratifies the security interests granted by it pursuant to the Collateral Documents and, to the extent applicable, each of E-Commerce Exchange, Inc., 1st National Processing, Inc. and iPayment of California, LLC hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations a continuing security interest in the Collateral (as defined in the Security Agreement) and the Pledged Collateral (as defined in the Pledge Agreement) in accordance with the terms of the Collateral Documents, and (ii) each Specified Party (other than the Borrower) hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the Guaranty and, to the extent applicable, each of E-Commerce Exchange, Inc., 1st National Processing, Inc. and iPayment of California, LLC hereby guarantees the prompt payment of the Obligations in accordance with the terms of the Guaranty.

SECTION 8.     Miscellaneous Provisions. The provisions of Sections 11.03, 11.04, 11.10, 11.11, 11.12, 11.14 and 11.15 of the Amended Credit Agreement shall apply with like effect as to this Amendment.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

iPAYMENT, INC., a Delaware corporation
By:	/s/ Philip J. Ragona
Name: Philip J. Ragona
Title: Senior Vice President, General Counsel and Secretary

GUARANTORS:

iPAYMENT HOLDINGS, INC., a Delaware corporation
By:	/s/ Philip J. Ragona
Name: Philip J. Ragona
Title: Senior Vice President, General Counsel and Secretary

[Signature page to Amendment]

iPAYMENT OF CALIFORNIA, LLC, a Tennessee limited liability company CARDPAYMENT SOLUTIONS, L.L.C., a Delaware limited liability company
TS ACQUISITION SUB, LLC, a Delaware limited liability company
PETROLEUM CARD SERVICES, LLC (f/k/a PCS Acquisition Sub, LLC), a Delaware limited liability company
NPMG ACQUISITION SUB, LLC, a Delaware limited liability company
iFUNDS CASH SOLUTIONS, LLC,
a Nevada limited liability company
MSC ACQUISITION SUB, LLC, a Delaware limited liability company
CAMBRIDGE PAYMENT SYSTEMS, LLC (f/k/a Cambridge Acquisition Sub, LLC, a Delaware limited liability company
FLAGSHIP MERCHANT SERVICES, LLC (f/k/a iScan Solutions, LLC), a Delaware limited liability company
iADVANTAGE, LLC, a Delaware limited liability company
IPMT TRANSPORT, LLC, a Delaware limited liability company
iPAYMENT SALES, LLC, a Delaware limited liability company
CREDITCARDPROCESSING.COM LLC, a Delaware limited liability company

By: iPAYMENT, INC., as sole Member

By:	/s/ Philip J. Ragona
Name: Philip J. Ragona
Title: Senior Vice President, General Counsel and Secretary

[Signature page to Amendment]

1ST NATIONAL PROCESSING, INC., a Nevada corporation E‑COMMERCE EXCHANGE, INC., a Delaware corporation ONLINE DATA CORP., a Delaware corporation
By:	/s/ Philip J. Ragona
Name: Philip J. Ragona
Title: Senior Vice President, General Counsel and Secretary

[Signature page to Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender
By:	/s/ Ann B. Kerns
Name: Ann B. Kerns
Title: Vice President

[Signature page to Amendment]

Exhibit A

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms.     1
Section 1.02. Other Interpretive Provisions.     36
Section 1.03. Accounting Terms; Calculation of Financial Covenants.
36
Section 1.04. Rounding.     38
Section 1.05. Times of Day.     38
Section 1.06. Letter of Credit Amounts.     38

ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans.     38
Section 2.02. Borrowings, Conversions and Continuations of Loans.     39
Section 2.03. Letters of Credit.     40
Section 2.04. Swing Line Loans.     49
Section 2.05. Prepayments.     52
Section 2.06. Termination or Reduction of Aggregate Revolving
Commitments.     56
Section 2.07. Repayment of Loans.     56
Section 2.08. Interest.     57
Section 2.09. Fees.     58
Section 2.10. Computation of Interest and Fees.     58
Section 2.11. Evidence of Debt.     59
Section 2.12. Payments Generally; Administrative Agent’s Clawback.
59
Section 2.13. Sharing of Payments by Lenders.     61
Section 2.14. ~~Increased Commitments; Additional Lenders~~[Reserved].
62
Section 2.15. Defaulting Lenders.     63

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.     65

Section 3.02. Illegality.	68 i

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 6,
2011, by and among iPAYMENT, INC., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2011 Notes” means, collectively, the Senior Notes and the PIK Notes. “2011 Notes Documents” means, collectively, the Senior Notes Documents and the PIK Notes Documents.

“2011 Notes Indentures” means, collectively, the Senior Notes Indenture and the PIK Notes Indenture.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the Property of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person, or (b) Merchant Portfolios (provided that

“Acquisition” shall not include the acquisition of any Merchant Portfolio from an independent sales group or organization with an aggregate value, in the case of any such Merchant Portfolio, less than or equal to $2,500,000), in each case, for clauses (a) and (b), whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Additional Guarantors” has the meaning specified in Section 4.08. ~~“Additional Lender” has the meaning specified in Section 2.14(b).~~

“Administrative Agent” means JPMorgan Chase Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The ~~initial amount of the~~ Aggregate Revolving Commitments in effect on the ~~Closing~~Amendment Effective Date is $~~75,000,000~~95,000,000.

“Agreement” means this Credit Agreement.

“Amendment Effective Date” as defined in the First Amendment.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that in the case of Section 2.15, for so long as a Defaulting Lender shall exist, “Applicable Percentage” shall mean, in respect of the Revolving Facility, the percentage of the Aggregate Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitments; provided further that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such

Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Revolving Facility and the
Commitment Fee, a percentage per annum determined by reference to the Consolidated

2

Leverage Ratio as set forth in the most recent Compliance Certificate received by the
Administrative Agent pursuant to Section 7.02(a):

    Applicable Rate      Eurodollar

Pricing
Tier

Consolidated Leverage
    Ratio

Rate (Letters
    of Credit)          Base Rate

Commitment
    Fee

1    Less than 4.0:1.0    ~~2.75~~3.75%    ~~1.75~~2.75%    0.375%

2	Greater than or equal to 4.0:1.0 but less than
4.5:1.0

3	Greater than or equal to 4.5:1.0 but less than
5.0:1.0

4	Greater than or equal to 5.0:1.0

~~3.25~~4.25%    ~~2.25~~3.25%    0.45%

~~3.75~~4.75%    ~~2.75~~3.75%    0.50%

~~4.25~~5.25%    ~~3.25~~4.25%    0.625%

and (b) in respect of the Term Facility, ~~4.25~~5.25% per annum for Eurodollar Rate Loans and ~~3.25~~4.25% per annum for Base Rate Loans. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section
7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending June 30, 2011 shall be determined based upon Pricing Tier 4.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner
& Smith Incorporated, RBC Capital Markets1 and UBS Securities LLC in their

1 RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada.

3

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person
(or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Effective Rate for such day, (iii) the sum of 1% plus the Eurodollar Rate for a one- month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (iv) in respect of the Term Facility,
2.50%.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. “Borrower” has the meaning specified in the introductory paragraph hereto. “Borrower Excluded Contribution Amount” means a cumulative amount equal to the aggregate amount of cash and Cash Equivalents received by Borrower after the Amendment Effective Date as a capital contribution to Borrower (including, without limitation, as a capital contribution from Holdings with the proceeds of a Holdings Excluded Contribution Amount but without duplication thereof) or from new public or private equity issuances by Borrower, in each case, to the extent designated as a Borrower Excluded Contribution by Borrower on or promptly after the date such capital contribution is made or the date such equity is issued, as the case may be.

“Borrowing” means a Revolving Borrowing, a Swing Line Borrowing or a
Term Borrowing, as the context may require.

“Businesses” means, at any time, a collective reference to the businesses operated by Holdings and its Subsidiaries at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.
“Commitment Fee” has the meaning specified in Section 2.09(a). “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C.
§ 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of
Exhibit 7.02.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period including such taxes paid by the Borrower and its Subsidiaries with respect to minority interest income or expense for such period (including penalties and interest, if any), (c) the amount of depreciation and amortization expense for such period, (d) any non-cash amount expensed in respect of stock options, restricted stock awards, and similar equity compensation arrangements, (e) (i) restructuring charges in an aggregate amount not to exceed
$10,000,000 and (ii) Transaction Costs; provided that with respect to each item referred to in this sub-clause (e), the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such item, ~~and~~ (f) other non-recurring expenses of the Borrower and its Subsidiaries which do not represent a cash item in such period or in any future period, all, to the extent applicable, as determined in accordance with GAAP., (g)(i) legal, accounting and structuring fees, incurred in such period, in connection with the First Amendment, in an aggregate amount not to exceed $800,000 and (ii) in the event that any portion of the consent fee payable to Lenders pursuant to the First Amendment is determined to be interest to be expensed in any such period, an amount equal to such interest expense incurred in such period, (h) in the event that any portion of the $4,000,000 cash payment referred to in Section 2(b)(ii)(x) of that certain Amendment No. 2 to the Flagship Asset Purchase Agreement is determined to be compensation to be expensed in any accounting period, an amount equal to such compensation expense incurred in such period and (i) the signing bonus (not to exceed $3,000,000) that will be paid within Flagship Merchant Services, LLC’s first payroll cycle following January 1,
2014 pursuant to Section 6.2 of the Amended and Restated Executive Employment Agreement, effective as of May 15, 2013, to which Flagship Merchant Services, LLC is a party.

§ 1051, unless and until an Amendment to Allege Use or a Statement of Use under
Sections 1(c) and 1(d) of said Act has been filed and accepted.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap
Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes, capital taxes and net worth taxes (in each case, imposed in lieu of net income taxes) imposed on it, by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any U.S. Federal withholding tax imposed under FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.06(b)), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender under any Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section
3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 20, 2006 among the Borrower, certain subsidiaries of the Borrower identified therein, as guarantors, the lenders party thereto, and Bank of America, N.A., as administrative agent.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor provisions that are substantially comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business

Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next
1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of April 20, 2011 among the Borrower, JPMorgan Chase Bank and the Arrangers.

“Financial Covenants” has the meaning specified in Section 8.11(c).

“First Amendment” means the Amendment to this Agreement dated as of July
25, 2013.

“Flagship Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 2, 2013, by and among C & G Holdings, Inc. (f/k/a CardServ Inc.), a Massachusetts corporation, Frank D. Csongor and Michael P.J. Gerstein, on the one hand, and Flagship Merchant Services, LLC (f/k/a FMS Acquisition, LLC), a Delaware limited liability company, and the Borrower on the other hand, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary. “FRB” means the Board of Governors of the Federal Reserve System of the
United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money Indebtedness;

(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by Holdings or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

“Holdings” means iPayment Holdings, Inc., a Delaware corporation and its successors.

“Holdings Excluded Contribution Amount” means a cumulative amount equal to the aggregate amount of cash and Cash Equivalents received by Holdings after the Amendment Effective Date as a capital contribution to Holdings or from new public or private equity issuances by Holdings to the extent designated as a Holdings Excluded Contribution by Holdings, on or promptly after the date such capital contribution is made or the date such equity is issued, as the case may be.

“Honor Date” has the meaning set forth in Section 2.03.

“Immaterial Subsidiary” means any Subsidiary which has Property with a fair market value of less than $100,000.

~~“Increased Commitments” has the meaning specified in Section 2.14(a).~~

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all Funded Indebtedness;

(b)    the Swap Termination Value of any Swap Contract;

(c)    all Guarantees with respect to outstanding Indebtedness of the type specified in clause (b) above of any other Person; and

(d)    all Indebtedness of the types referred to in clauses (b) and (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Credit Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Credit Facility under which such Loan was made.

the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
“Joinder Agreement” has the meaning specified in Section 4.08. “JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Junior Indebtedness” means any Indebtedness of Holdings or any Subsidiary other than Indebtedness under this Agreement (including, without limitation, the PIK Notes, the Senior Notes and any Subordinated Indebtedness).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means each of the Persons identified as a “Revolving Lender”, “Term Lender” and/or “Swing Line Lender” on the signature pages hereto and their successors and assigns.

(a)    in respect of any Disposition or Involuntary Disposition, the aggregate cash or Cash Equivalents proceeds received by Holdings or any Subsidiary in respect thereof (including, without limitation, any such cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), net of (i) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by Holdings, the Borrower or any Subsidiary in any Disposition or Involuntary Disposition; and

(b)    in respect of incurrence or issuance of any Indebtedness by Holdings or any Subsidiary, the aggregate cash or Cash Equivalent proceeds received by Holdings or any Subsidiary in respect thereof, net of all taxes, fees (including investment banking fees), underwriting discounts and commissions, costs and other out-of-pocket expenses, incurred in connection therewith.

“Non-Extension Notice Date” has the meaning specified in Section
2.03(b)(iii).

“Note” means any of the Term Notes, the Revolving Notes and the Swing
Line Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Secured Swap Contract and (b) all obligations under any Secured Treasury Management Agreement, but shall exclude, in all cases, the Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the

“Pledged Shares” has the meaning specified in Section 2 of the Pledge
Agreement.
“Post Petition Interest” has the meaning specified in Section 4.07(b). “Prime Rate” means the rate of interest publicly announced by JPMorgan
Chase Bank in New York City from time to time as its prime rate.

“Principal Shareholders” means Carl A. Grimstad.

“Pro Forma Basis” means that any Disposition (other than Permitted Transfers), Involuntary Disposition or Acquisition shall be deemed to have occurred as of the first day of the most recent four (4) fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section
1.01 and (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the Financial Covenants as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the L/C Issuer.

“Register” has the meaning specified in Section 11.06(d).

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act, Sarbanes-Oxley Act of 2002, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or Affiliate of such Person.

“Security Agreement” means the Security Agreement executed by each Loan
Party in connection with this Agreement in substantially the form of Exhibit
5.01(a)(iii), as amended, amended and restated or otherwise modified from time to time.

~~“Senior Leverage Ratio” means, as of the date of determination, the ratio of the sum of (a) Consolidated Funded Indebtedness as of such date minus Subordinated Indebtedness and minus cash and Cash Equivalents (excluding any U.S. Securities having maturities more than twelve months from the date of acquisition) of the Borrower and its Subsidiaries on such date up to $5,000,000 to (b) Consolidated EBITDA for the most recently completed Measurement Period.~~

“Senior Notes” means the 10.25% senior notes of the Borrower due 2018 in an initial aggregate principal amount of $400,000,000 issued pursuant to the Senior Notes Indenture, as such notes may be exchanged for substantially similar unsecured senior notes that have been registered under the Securities Act, and as such notes or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes, the Registration Rights Agreement, dated as of May 6, 2011, among the Borrower, its Subsidiaries that are Guarantors and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and UBS Securities LLC, and the Purchase Agreement, dated as of April 29, 2011, among the Borrower, its Subsidiaries that are Guarantors and the initial purchasers thereto.

“Senior Notes Indenture” means the Indenture, dated as of May 6, 2011, between the Borrower and Wilmington Trust FSB, as trustee, pursuant to which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means JPMorgan Chase Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit 2.04.

“Swing Line Note” means the promissory note of the Borrower in favor of the
Swing Line Lender evidencing the Swing Line Loans provided pursuant to Section
2.04, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $7,500,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agents” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and UBS Securities LLC, as syndication agents in respect of the Loan Documents.

Applicable Percentages in respect of the Term Facility or the Revolving
Facility, as the case may be.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, if the Borrower has entered into an auto-borrow or similar arrangement with the Swing Line
Lender, then Swing Line Loan shall be prepaid at such times and in such amounts as provided in the agreement(s) between the Swing Line Lender and the Borrower relating to such auto-borrow or similar arrangement.

(iii) Subject to Section 3.05(b), notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) In the event that, prior to the first anniversary of the ~~Closing~~Amendment Effective Date, there shall occur, other than in connection with a transaction involving a Change of Control or a sale of all or substantially all assets of Holdings and its Subsidiaries, any amendment, amendment and restatement or other modification of this Agreement that reduces the Applicable Margin with respect to any Term Loans or any prepayment or refinancing of any Term Loans in whole or in part with proceeds of Indebtedness having lower applicable margins or applicable total yield (after giving effect to any related up front or similar fees or original issue discount applicable thereto) than the Applicable Margin or applicable total yield for the Term Loans, each such amendment, amendment and restatement, modification, prepayment or refinancing as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to 1.00%

of the principal amount of Term Loans subject thereto, payable on the effective date of such amendment, amendment and restatement, or modification or on the date of such prepayment or refinancing, as the case may be. (b) Mandatory Prepayments of Loans.
(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its
Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b) If any Lender shall fail to fund participations in L/C Obligations or Swing Line Loans required to be funded by it under this Agreement or otherwise fail to pay to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lender or the L/C Issuer to
satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.14. ~~Increased Commitments; Additional Lenders.~~[Reserved]

~~(a) From time to time the Borrower may, upon at least five (5) days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Revolving Lenders), increase the Aggregate Revolving Commitments~~

~~by an amount not less than $12,500,000 (the amount of any such increase, the “Increased Commitments”).~~

~~(b) To effect such an increase, the Borrower may designate one or more of the existing Revolving Lenders or other financial institutions acceptable to the Administrative Agent, the Swing Line Lender and the L/C Issuer which at the time agree to (i) in the case of any such Person that is an existing Revolving Lender, increase its Revolving Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement with a Revolving Commitment of not less than $12,500,000.~~

~~(c) Any increase in the Aggregate Revolving Commitments pursuant to this~~
~~Section 2.14 shall be subject to satisfaction of the following conditions:~~

~~(i) before and after giving effect to such increase, all representations and warranties contained in Article 6 shall be true and correct in all material respects;~~

~~(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and~~

~~(iii) after giving effect to such increase, the aggregate amount of increases in the Aggregate Revolving Commitments made pursuant to this Section 2.14 shall not exceed $25,000,000.~~

~~(d) An increase in the Aggregate Revolving Commitments pursuant to this Section 2.14 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, each Additional Lender and each other Revolving Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Revolving Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate legal authorization on~~
~~the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) such evidence of the satisfaction of the conditions set forth in subsection (c) above as the Administrative Agent may reasonably request.~~

~~(e) Upon any increase in the Aggregate Revolving Commitments pursuant to this Section 2.14, (i) the Revolving Lenders’ Applicable Revolving Percentage of the L/C Obligations shall be redetermined as of the effective date of such increase in proportion to their respective Revolving Commitments after giving effect to such increase and (ii) with respect to Revolving Loans then outstanding, within five (5) Business Days, in the case of Base Rate Loans, and at the end of the then current~~
~~Interest Period with respect thereto, in the case of Eurodollar Rate Loans, the Borrower shall prepay or repay such Revolving Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 5, the Borrower shall reborrow Revolving Loans from the Revolving Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Revolving Lenders in such proportion.~~

Section 2.15. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

actions set forth under Section 9.02, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Obligations (including any and all Post Petition Interest).

Section 4.08. Additional Guarantors. Upon the execution and delivery by any Person of a joinder agreement in substantially the form of Exhibit 4.08 hereto (each, a “Joinder Agreement”), such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor.

Section 4.09. Guarantee of Payment; Continuing Guarantee. The Guarantee in this Article 4 is a guaranty of payment and not of collection, is a continuing
Guarantee, and shall apply to all Obligations whenever arising.

Section 4.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in this Article 4 in respect of Swap
Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.10, or otherwise under the Guaranty in this Article 4, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.10 shall remain in full force and effect until the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Each Qualified ECP Guarantor intends that this Section 4.10 constitute, and this Section 4.10 shall be deemed to constitute, a
“keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 5

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent on or prior to May 15, 2011:

(a) Loan Documents. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing permitted under Section 8.03(h), (ii) such Indebtedness is not increased after the closing of such Permitted Acquisition and (iii) such Liens do not at any time encumber any Property other than the Property (A) acquired in such Permitted Acquisition and (B) subject to such Liens at the closing of such Permitted Acquisition;

(p) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q) Liens granted to any settlement bank and/or processor in funds, instruments or accounts held by such entities securing liabilities arising under sponsorship or processing agreements;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods or provision of services entered into by the Borrower or any Subsidiary in the ordinary course of business not prohibited by this Agreement;

(s) Liens on intellectual property to the extent such Liens arise from the granting of licenses to use such intellectual property to or from any Person in the ordinary course of business of Borrower or any of its Subsidiaries;

(t) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and

(u) other Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $1,000,000.

Section 8.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

8.02;

(b) Investments existing as of the Closing Date and set forth in Schedule

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment; provided that, with respect to any such Investments in any Parent, the aggregate amount thereof shall not exceed the amount of Restricted Payments permitted to be made to such Parent in accordance with Section 8.06 and not made to such Parent as a Restricted Payment;

(d) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 8.03; (g) any Permitted Acquisitions;
(h) Investments consisting of loans to shareholders of a target in a Permitted Acquisition to fund taxes and expenses thereon, not exceeding $5,000,000 in the aggregate;

(i) prepaid expenses made in the ordinary course of business;

(j) Investments consisting of advances or loans to directors, officers, members of management, employees, consultants, agents, customers or suppliers (i) in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; provided that all such advances must be in compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002 and (ii) in connection with such Person’s purchase of Equity Interest of any Parent in an aggregate amount not to exceed the amount of such Restricted Payments permitted to be made pursuant to Section 8.06(f));

(k) Investments consisting of Swap Contracts entered into pursuant to
Section 7.16 or in the ordinary course of business and not for speculative purposes;

(l) Loans to any Parent in an aggregate amount not to exceed the amount of
Restricted Payments permitted to be made to such Parent in accordance with Section
8.06 and not made to such Parent as a Restricted Payment; and

(m) other Investments not to exceed $30,000,000 (including all such Investments existing on the Closing Date and set forth on Schedule 8.02) at any one time outstanding.

Section 8.03. Indebtedness. Create, incur, assume or suffer to exist any
Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule

8.03 (and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate);

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person pursuant to Section 7.16 or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of point of sale equipment and other fixed assets and equipment, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $20,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s)
financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f) (i) the 2011 Notes (and repurchases, refinancings and repayments thereof by the issuer thereof; provided that (x) the amount of such Indebtedness is not increased at the time of such repurchase, refinancing or repayment except by an amount equal to any applicable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (y) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such repurchasing, refinancing or repaying Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the applicable 2011 Notes (or any repurchase, refinancing or repayment thereof) being repurchased, refinanced or repaid (in each case, as reasonably determined by the Administrative Agent at the time of incurrence of such repurchasing, refinancing or repaying Indebtedness) and the interest rate applicable to any such repurchasing, refinancing or repaying Indebtedness does not exceed the then applicable market interest rate for comparable Indebtedness (as reasonably determined by the Administrative Agent at the time of incurrence of such repurchasing, refinancing or repaying Indebtedness)) and (ii) any unsecured Subordinated Indebtedness of the

Property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.14, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $2,000,000.

Section 8.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, the Guarantors (other than Holdings) and any other Person that owns an Equity Interest in such Subsidiary of the Borrower, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; ~~and~~

(c) the payment of the Transaction Costs shall be permitted;

(d) cashless repurchases or withholding of Equity Interests deemed to occur upon exercise of stock options or warrants, or the vesting of restricted stock (including restricted stock units) to the extent that such Equity Interests represent a portion of the exercise price of, or withholding obligation with respect to, such options or warrants, or restricted stock and any related payment in respect of such obligation, shall be permitted;

(e) with respect to any Tax Period that Borrower is a member of a group filing consolidated, combined or unitary federal, state or local income tax returns of which it is not the common parent, the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to any Parent, in an amount equal to the lesser of (A) the federal, state and local income tax obligations of the Borrower and its Subsidiaries (as the case may be) determined as if the Borrower filed a tax return on a stand alone basis for itself and any of its Subsidiaries as if it were the Parent of a consolidated group and (B) the total federal, state and local income tax obligations of the consolidated group of which the Borrower is a member;

(f) the Borrower may pay cash dividends to Holdings, and Holdings may pay cash dividends to any Parent, in an amount sufficient to allow (i) any Parent to purchase, redeem, or otherwise acquire or retire for value the Equity Interests of such Parent held by any future, present or former director, officer, member of management, employee or consultant of the Borrower or any of its Subsidiaries (or the estate, heirs,

(iv) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Parent to the extent such salaries, bonuses and other benefits are directly attributable and reasonably allocated to the operations of Holdings and its Subsidiaries;

(v) the proceeds of which shall be used to pay interest, at the scheduled payment dates for such interest, on the PIK Notes outstanding at the Closing Date, at the rate specified in the PIK Notes Indenture as in effect on the Closing Date, but only to the extent that such interest payments are required to be paid in cash pursuant to the terms of the PIK Notes Indenture as in effect on the Closing Date (or any repurchase, refinancing or repayment thereof permitted by Section 8.03(f)(i)); and

(vi) the proceeds of which shall be used at any time within 90 days after Closing Date to repay Indebtedness of Holdings or any Parent existing on the date hereof in an aggregate amount not to exceed $142,426,000.;

(h) the Borrower may make additional Restricted Payments to Holdings, and Holdings may make additional Restricted Payments to the holders of its Equity Interests; provided that (i) no Default or Event of Default exists at the time of any such dividend or distribution or would exist immediately after giving effect thereto, (ii) the ~~Consolidated~~Senior Secured Leverage Ratio is less than or equal to ~~3.50~~2.50:1.00 and (iii) the aggregate amount of dividends and other distributions made pursuant to this clause (h), together with the aggregate amount of Junior Indebtedness prepaid, redeemed, acquired for value, refunded, refinanced or exchanged pursuant to Section
8.15(b) at or prior to such time, in each case, after the Amendment Effective Date, shall not exceed $~~20,000,000~~10,000,000.

Section 8.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

Section 8.08. Transactions with Affiliates and Insiders. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties and their Subsidiaries, (ii) Restricted Payments permitted under Section 8.06, (iii) normal and reasonable compensation and reimbursement of expenses of officers and directors, (iv) Investments permitted under Section 8.02(m) and (j) and (v) transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business; provided, further, that with respect to Investments permitted by Section 8.02(m) and transactions with joint ventures, no other Affiliate of the Borrower (other than any Subsidiary thereof) directly or indirectly holds any Equity Interests in such Affiliate.

Section 8.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period to be less than the ratio set forth below opposite such Measurement Period:

Measurement Period(s) Ending ~~Closing~~Amendment Effective Date through December 31,
~~2012~~2015

Minimum Consolidated
Interest Coverage Ratio
~~1.40~~1.25x

January 1, ~~2013~~2016 through December 31, ~~2014~~2016    ~~1.60~~1.30x ~~January 1, 2015 through December 31, 2016     1.80x~~ January 1, 2017 and each fiscal quarter thereafter    ~~2.00~~1.35x

Any provision of this Agreement that requires the Borrower to be in compliance with the covenant contained in this Section 8.11(a) prior to the time that such covenant is otherwise applicable shall be deemed to require that the Consolidated Interest Coverage Ratio be greater than 1.25x.

(b) Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio as of the end of any Measurement Period to be greater than the ratio set forth below opposite the applicable Measurement Period:

Measurement Period(s) Ending ~~Closing~~Amendment Effective Date through ~~December~~March
31, ~~2011~~2014
~~January~~April 1, ~~2012~~2014 through ~~December~~March 31,
~~2012~~2015
~~January~~April 1, ~~2013~~2015 through ~~December~~March 31,
~~2013~~2016
~~January~~April 1, ~~2014~~2016 through ~~December,~~March 31,
~~2014~~2017

Maximum Senior
Secured Leverage Ratio
~~3.75~~4.00x

~~3.50~~3.75x

~~3.25~~3.50x

~~3.00~~3.25x

~~January 1, 2015 through December 31, 2015     2.75x January 1, 2016 through December 31, 2016     2.50x January~~April 1, 2017 and each fiscal quarter thereafter    ~~2.25~~3.00x

Any provision of this Agreement that requires the Borrower to be in compliance with the covenant contained in this Section 8.11(b) prior to the time that such covenant is otherwise applicable shall be deemed to require that the Senior Secured Leverage Ratio be less than 4.00x.

(c) Right to Cure. Notwithstanding anything to the contrary in Section 9.01, in the event the Borrower and its Subsidiaries fail to comply with the requirements of the financial covenants set forth in Sections 8.11(a) and 8.11(b) (the “Financial Covenants”), until the expiration of the 10th day subsequent to the date the applicable Compliance Certificate is required to be delivered in accordance with Section 7.02(a), Holdings shall have the right (hereinafter, the “Cure Right”) to receive from any of its

(iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of any
Subsidiary of the Borrower, except for any Permitted Liens.
Section 8.14. Sale Leasebacks. Enter into any Sale and Leaseback Transaction. Section 8.15. Prepayment of Other Indebtedness, Etc. (a) Amend or modify any of the terms of any Subordinated Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Borrower or any Subsidiary (including, without limitation, any amendment or modification that shortens the final maturity or average life to maturity or requires any payment to be made sooner than originally scheduled or increases the interest rate applicable thereto).

(b) Make (or give any notice with respect thereto) any optional, mandatory or other non-scheduled prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any ~~Subordinated~~Junior Indebtedness; provided, that (i) so long as no Default or Event of Default exists or would result after giving effect thereto, Holdings or any of its Subsidiaries may prepay, redeem, acquire for value, refund, refinance or exchange any ~~Subordinated~~Junior Indebtedness in an aggregate amount not to exceed, together with the aggregate amount of dividends and other distributions made pursuant to Section 8.06(~~x~~h) ~~$15,000,000~~at or prior to such time, in each case, after the Amendment Effective Date, $10,000,000 to the extent that the Senior Secured
Leverage Ratio at the time of such prepayment, redemption, acquisition, refund, refinancing or exchange is less than or equal to 2.50:1.00 ~~but greater than 2.00:1.00, (y) $25,000,000 to the extent that the Senior Leverage Ratio at the time of such prepayment, redemption, acquisition~~(provided that the Borrower and its Subsidiaries may make regularly scheduled principal and interest payments on Junior Indebtedness, including payment on maturity or conversion of convertible indebtedness), (ii) Holdings may prepay, redeem, acquire for value, refund, ~~refinancing~~refinance or exchange ~~is less than or equal to 2.00:1.00 but greater than 1.50:1.00, and (z)~~
~~$50,000,000 to the extent that the Senior Leverage Ratio at the time of such prepayment, redemption, acquisition, refund, refinancing or exchange is less than or equal to 1.50:1.00.~~(x) any Junior Indebtedness of Holdings in an aggregate amount not to exceed the Holdings Excluded Contribution Amount and (y) any PIK Notes with proceeds of any repurchase, refinancing or repayment thereof permitted by Section
8.03(f)(i), and (iii) the Borrower may prepay, redeem, acquire for value, refund, refinance or exchange (x) any Junior Indebtedness of the Borrower in an aggregate amount not to exceed the Borrower Excluded Contribution Amount and (y) any Senior Notes with proceeds of any repurchase, refinancing or repayment thereof permitted by Section 8.03(f)(i).

(c) Make any principal, interest or other payment on any Subordinated Indebtedness in contravention of any subordination agreement applicable thereto (provided that the Borrower and its Subsidiaries may make regularly scheduled principal and interest payments on Subordinated Indebtedness, including payment on maturity or conversion of convertible indebtedness, to the extent such payments are not prohibited by any subordination agreement applicable thereto).

Section 8.16. [Reserved]

Section 8.17. Accounting Changes. Make any change in accounting policies or reporting practices, except as required by GAAP.

Section 8.18. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, except that any Subsidiary the sole assets of which consist of its interest in a partnership or joint venture may become a general partner in such partnership or joint venture.

Section 8.19. Speculative Transactions. Enter into, or permit any of its Subsidiaries to enter into any hedging, option or futures contract that is, in any case for purposes of speculation or not made in the ordinary course of business.

Section 8.20. [Reserved]

Section 8.21. Holding Company. In the case of Holdings, engage in any business or activity other than (a) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to, or on behalf of, any of its Subsidiaries, (b) the ownership of the Equity Interests of the Borrower and the exercise of rights and performance of obligations in connection therewith, (c) the entry into, and exercise of rights and performance of obligations in respect of (i) this Agreement and any other Loan Document to which it is a party; any other agreement to which it is a party on the date hereof; and any guarantee of Indebtedness or other obligations of the Borrower or any of its Subsidiaries permitted pursuant to the Loan Documents; in each case as amended, supplemented, waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, (ii) contracts and agreements with officers, directors and employees of it or the Borrower or any Subsidiary thereof relating to their employment or directorships, (iii) insurance policies and related contracts and agreements, and (iv) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities (or securities convertible into its equity securities) or any offering, issuance or sale thereof, (d) the offering, issuance, and sale and repurchase, prepayment or redemption of, and dividends, interest or other distributions (x) on its equity securities and (y) the PIK Notes and any repurchase, refinancing or repayment thereof permitted by Section 8.03(f)(i), (e) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (f) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (g) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (h) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable Law, ordinance, regulation,

Section 11.13. Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all affected Lenders and that has been approved by the Required Lenders as provided in Section 11.01, (iv) any Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect the other Lenders hereunder, or (v) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan
Documents (including (x) in the case of clause (iii) above, any amounts payable to a consenting Lender under Section 2.05(a)(iv) and (y) any amounts under Section 3.05);

(c) in the case of any such assignment resulting from (i) a claim for compensation under Section 3.04 or payments required to be made pursuant to Section
3.01, such assignment will result in a reduction in such compensation or elimination of such payments thereafter and (ii) a failure to consent to a proposed change, waiver, discharge or termination, such assignee Lender shall consent thereto; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.14. Governing Law; Jurisdiction; etc.

(a) GOVERNING LAW. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT